Exhibit 99.1

Tennessee Piedmont Natural Gas Business

(A business of Duke Energy Corporation)

Abbreviated Financial Statements

December 31, 2024 and December 31, 2023

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of Duke Energy Corporation

Opinion

We have audited the abbreviated financial statements of Tennessee Piedmont Natural Gas Business of Duke Energy Corporation (the “Company”), which comprise the Statements of Assets Acquired and Liabilities Assumed as of December 31, 2024 and 2023, and the related Statements of Revenues and Direct Expenses for the years then ended, and the related notes to the abbreviated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the assets acquired and liabilities assumed of the Company as of December 31, 2024 and 2023, and its revenues and direct expenses for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis of Accounting

As discussed in Note 1 to the financial statements, the financial statements have been prepared for the purposes of complying with the rules and regulations of the U.S. Securities and Exchange Commission and are not intended to be a complete presentation of the Company’s financial position or results of operations. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

October 17, 2025

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Statements of Revenues and Direct Expenses

	Years Ended December 31,
(in thousands)	2024	2023
Revenues
Regulated natural gas	$285,540	$271,396
Nonregulated natural gas and other	3,650	3,112

Total revenues	289,190	274,508

Direct Expenses
Cost of natural gas	63,069	79,144
Operation, maintenance and other	65,981	61,196
Depreciation and amortization	33,043	30,711
Property and other taxes	7,159	13,075
Other income, net	(121)	(3,036)
Interest income, net	(4,883)	(4,278)

Total direct expenses	164,248	176,812

Excess of Revenues Over Direct Expenses	$124,942	$97,696

See Notes to Abbreviated Financial Statements

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Statements of Assets Acquired and Liabilities Assumed

	December 31,
(in thousands)	2024	2023
ASSETS ACQUIRED
Current Assets
Receivables (net of allowance for doubtful accounts of $2,613 at 2024 and $3,033 at 2023)	$63,320	$61,691
Inventory	12,458	16,579
Regulatory assets	16,689	12,523
Other	291	365

Total current assets	92,758	91,158

Property, Plant and Equipment
Cost	2,068,595	1,935,720
Accumulated depreciation and amortization	(399,131)	(371,213)

Net property, plant and equipment	1,669,464	1,564,507

Other Noncurrent Assets
Regulatory assets	34,595	26,379
Other	535	500

Total other noncurrent assets	35,130	26,879

Total Assets Acquired	$1,797,352	$1,682,544

LIABILITIES ASSUMED
Current Liabilities
Accounts payable	$41,703	$39,843
Regulatory liabilities	4,518	19,771
Other	5,370	4,501

Total current liabilities	51,591	64,115

Other Noncurrent Liabilities
Asset retirement obligations	4,099	3,749
Regulatory liabilities	165,741	179,781
Other	4,621	8,361

Total other noncurrent liabilities	174,461	191,891

Total Liabilities Assumed	$226,052	$256,006

See Notes to Abbreviated Financial Statements

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Notes to Abbreviated Financial Statements

NOTE 1. OVERVIEW AND BASIS OF PRESENTATION

Background and Nature of Operations

Duke Energy Corporation and its subsidiaries (collectively referred to as “Duke” or “Parent”) is an energy company headquartered in Charlotte, North Carolina. Duke is one of America’s largest energy holdings companies and operates through its subsidiary registrants: Duke Energy Carolinas, LLC, Progress Energy, Inc., Duke Energy Florida, LLC, Duke Energy Ohio, Inc., Duke Energy Indiana, LLC, Duke Energy Progress, LLC, Inc., and Piedmont Natural Gas Company, Inc. (“PNG”).

The Tennessee Piedmont Natural Gas Business of Duke Energy Corporation (collectively, the “Company”) is part of Duke’s subsidiary, PNG, which is a regulated public utility primarily engaged in the distribution of natural gas to approximately 1.2 million residential, commercial, industrial and power generation customers in portions of North Carolina, South Carolina and Tennessee, including customers served by municipalities who are wholesale customers. The Company is engaged in the distribution of natural gas to customers in the state of Tennessee, which includes nearly 3,800 miles of distribution and transmission pipelines and a liquefied natural gas facility serving approximately 205,000 customers. The primary operations are executed in Nashville, Tennessee.

On July 29, 2025, Duke entered into an agreement (“APA”) with Spire, Inc. (“Buyer”) to sell the Company for $2.48 billion in cash. The transaction is subject to regulatory approvals and other customary closing conditions. See Note 3 for further information.

Basis of Presentation

The accompanying Abbreviated Financial Statements (referred to as the “Financial Statements”) are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and have been prepared for inclusion in the 8-K filing of the Buyer as required by Rule 3-05(e), “Financial statements of businesses acquired or to be acquired”, of the United States SEC’s Regulation S-X. It is impracticable to prepare complete financial statements related to the Company as it was not a separate legal entity of the Parent and never operated as a stand-alone business, division or subsidiary. The Parent has never prepared full stand-alone or full carve-out financial statements for the Company and has never maintained distinct and separate accounts necessary to prepare such financial statements. The Financial Statements are based upon the APA and relief under SEC Rule 3-05(e) as the acquisition by the Buyer meets the qualifying conditions established by the SEC to provide abbreviated financial statements in lieu of full financial statements of the acquired business.

The Financial Statements have been derived from the accounting records of the Parent using historical results of operations and financial position information. The Financial Statements have been prepared to reflect the assets acquired and liabilities assumed by the Buyer in accordance with the APA and include the revenues of the Company and include costs directly associated with producing revenue, including a reasonable allocation of certain direct expenses, and exclude expenses not directly involved in revenue producing activities, such as corporate overhead unrelated to the operational activities, interest expense on debt that is not assumed by the Buyer, and income tax expense. Therefore, the Financial Statements are not intended to be a complete presentation of the financial position or results of operations of the Company in conformity with GAAP. The Financial Statements are not indicative of the financial condition or results of operations of the Company on a go-forward and stand-alone basis. As the Company has historically been managed as part of the operations of the Parent and has not been operated as a stand-alone entity, information about the Company’s operating, investing, and financing cash flows is not available. As such, statements of cash flows are not presented in the Financial Statements.

Direct expenses attributed to the Company include employee costs, storage and delivery costs, facility related, regulatory costs, and other maintenance costs. The Financial Statements include an allocation of expenses, including shared support functions, office supplies, and rent that directly supports the revenue generation of the Company as they are recovered through rates charged to customers. These expenses were allocated in a manner consistent with the ratemaking process as approved by the Tennessee Public Utility Commission (“TPUC”). Management believes such allocations reflect the costs to support the revenue generation of the Company. Indirect expenses which are not otherwise allocated to the Company in the rates approved by TPUC, have been excluded from the Financial Statements.

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Notes to Abbreviated Financial Statements

The Statements of Assets Acquired and Liabilities Assumed include only the assets acquired by the Buyer pursuant to the APA or otherwise agreed upon between the Parent and the Buyer. Certain assets and liabilities related to the Company will not be sold per the terms of the APA and are therefore not included in the Statements of Assets Acquired and Liabilities Assumed. The Financial Statements exclude goodwill, as there was no goodwill specifically identifiable to the Company. All intercompany transactions between the Company and the Parent are considered to be effectively settled in the Financial Statements as all intercompany arrangements will be settled prior to the sale.

During the periods presented in these Financial Statements, the operations of the Company were included in the consolidated U.S. federal and state income tax returns filed by the Parent. A provision for income taxes has not been presented in the Financial Statements as permissible under Rule 3-05(e).

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing these Financial Statements, the Company must make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses and the related disclosures at the date of the Financial Statements. Actual results could differ from those estimates. These Financial Statements include allocations and estimates that are not necessarily indicative either of the costs and assets that would have resulted if the Company had operated as a separate business, or of the future results of the Company.

Regulatory Accounting

The majority of the Company’s operations are subject to price regulation for the sale of natural gas by state utility commission or the Federal Energy Regulatory Commission (“FERC”). When prices are set on the basis of specific costs of the regulated operations and an effective franchise is in place such that sufficient natural gas can be sold to recover those costs, the Company applies regulatory accounting. Regulatory accounting changes the timing of the recognition of costs or revenues relative to a Company that does not apply regulatory accounting. As a result, regulatory assets and regulatory liabilities are recognized on the Statements of Assets Acquired and Liabilities Assumed. Regulatory assets and liabilities are amortized consistent with the treatment of the related cost in the ratemaking process. Regulatory assets are reviewed for recoverability each reporting period. If a regulatory asset is no longer deemed probable of recovery, the deferred cost is charged to earnings. See Note 3 for further information.

Regulatory accounting rules also require recognition of a disallowance (also called “impairment”) loss if it becomes probable that part of the cost of a plant under construction (or a recently completed plant or an abandoned plant) will be disallowed for ratemaking purposes and a reasonable estimate of the amount of the disallowance can be made. For example, if a cost cap is set for a plant still under construction, the amount of the disallowance is a result of a judgment as to the ultimate cost of the plant. These disallowances can require judgments on the allowed future rate recovery.

When it becomes probable that regulated transmission or distribution assets will be abandoned, the cost of the asset is removed from the plant in service. The value that may be retained as a regulatory asset on the balance sheet for the abandoned property is dependent upon amounts that may be recovered through regulated rates, including any return. As such, an impairment charge could be partially or fully offset by the establishment of a regulatory asset if rate recovery is probable. The impairment charge for a disallowance of costs for regulated plants under construction, recently completed or abandoned, is based on discounted cash flows.

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Notes to Abbreviated Financial Statements

The Company utilizes cost-tracking mechanisms, commonly referred to as purchase gas adjustment (“PGA”) clauses. These clauses allow for the recovery of natural gas costs through surcharges on customer rates. The difference between the costs incurred and the surcharge revenues is recorded either as an adjustment to Revenues or Direct Expenses – Cost of natural gas on the Statements of Revenues and Direct Expenses, with an off-setting impact on regulatory assets or liabilities.

Fair Value Measurements

Fair value is the exchange price to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. The fair value definition focuses on an exit price versus the acquisition cost. Fair value measurements use market data or assumptions market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs may be readily observable, corroborated by market data, or generally unobservable. Valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. A midmarket pricing convention (the midpoint price between bid and ask prices) is permitted for use as a practical expedient.

Fair value measurements are classified in three levels based on the fair value hierarchy as defined by GAAP. Certain investments are not categorized within the fair value hierarchy. These investments are measured at fair value using the net asset value per share practical expedient. The net asset value is derived based on the investment cost, less any impairment, plus or minus changes resulting from observable price changes for an identical or similar investment of the same issuer.

At both December 31, 2024, and December 31, 2023, the fair value of accounts receivable and accounts payable are not materially different from their carrying amounts because of the short-term nature.

Inventory

Natural gas storage inventory is primarily used to meet load variations on the Company’s system. Gas is injected into storage during periods of low demand and withdrawn from storage during periods of peak demand. Gas is withdrawn from storage at weighted average cost.

Materials and supplies inventory related to regulated operations are valued at historical cost. Inventory is charged to expense or capitalized to property, plant and equipment when issued, primarily using the average cost method. Excess or obsolete inventory is written down to the lower of cost or net realizable value. Once inventory has been written down, it creates a new cost basis for the inventory that is not subsequently written up. Provisions for inventory write-offs were not material on December 31, 2024, and 2023, respectively. The components of inventory are presented in the table below.

	December 31,
(in thousands)	2024	2023
Natural gas, oil and other	$11,595	$15,561
Materials and supplies	863	1,018

Total inventory	$12,458	$16,579

Property, Plant and Equipment

Property, plant and equipment are stated at the lower of depreciated historical cost net of any disallowances or fair value, if impaired. The Company capitalizes all construction-related direct labor and material costs, as well as indirect construction costs such as general engineering, taxes and financing costs. See “Allowance for Funds Used During Construction (“AFUDC”) and Interest Capitalized” section below for information on capitalized financing costs. Costs of renewals and betterments that extend

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Notes to Abbreviated Financial Statements

the useful life of property, plant and equipment are also capitalized. The cost of repairs, replacements and major maintenance projects, which do not extend the useful life or increase the expected output of the assets, are expensed as incurred. Depreciation is generally computed over the estimated useful life of the asset using the composite straight-line method. Depreciation studies are conducted periodically to update composite rates and are approved by TPUC when required. The composite weighted average depreciation rates were 2.06% for the years ended December 31, 2024 and 2023.

In general, when the Company retires regulated property, plant and equipment, the original cost plus the cost of retirement, less salvage value and any depreciation already recognized, is charged to accumulated depreciation. However, when it becomes probable the asset will be retired substantially in advance of its original expected useful life or is abandoned, the cost of the asset and the corresponding accumulated depreciation is recognized as separate assets. If the asset is still in operation, the net amount is classified as Facilities to be retired, net on the Statements of Assets Acquired and Liabilities Assumed. If the asset is no longer operating, the net amount is classified in Regulatory assets on the Statements of Assets Acquired and Liabilities Assumed if deemed recoverable (see discussion of long-lived asset impairments below). The carrying value of the asset is based on historical cost if the Company is allowed to recover the remaining net book value and a return equal to at least the incremental borrowing rate. If not, an impairment is recognized to the extent the net book value of the asset exceeds the present value of future revenues discounted at the incremental borrowing rate.

When the Company sells entire regulated operating units, the original cost and accumulated depreciation and amortization balances are removed from Property, Plant and Equipment on the Statements of Assets Acquired and Liabilities Assumed. Any gain or loss is recorded in earnings, unless otherwise required by the applicable regulatory body.

The Company evaluates long-lived assets that are held and used for impairment when circumstances indicate the carrying value of those assets may not be recoverable. An impairment exists when a long-lived asset’s carrying value exceeds the estimated undiscounted cash flow expected to result from the use and eventual disposition of the asset. The estimated cash flows may be based on alternative expected outcomes that are probability weighted. If the carrying value of the long-lived asset is not recoverable based on these estimated future undiscounted cash flows, the carrying value of the asset is written down to its then current estimated fair value and an impairment charge is recognized.

The Company assesses the fair value of long-lived assets that are held and used using various methods, including recent comparable third-party sales, internally developed discounted cash flow analysis and analysis from outside advisors. Triggering events to reassess cash flows may include, but are not limited to, significant changes in commodity prices, the condition of an asset or management’s interest in selling the asset. See Note 4 for additional information.

Allowance for Funds Used During Construction (“AFUDC”) and Interest Capitalized

For regulated operations, the debt and equity costs of financing the construction of property, plant and equipment are reflected as AFUDC and capitalized as a component of the cost of property, plant and equipment. AFUDC equity is reported on the Statements of Revenue and Direct Expenses as non-cash income in Other income, net. AFUDC debt is reported in Interest income, net. After construction is completed, the Company is permitted to recover these costs through their inclusion in rate base and the corresponding subsequent depreciation or amortization of those regulated assets.

Asset Retirement Obligations (“ARO”)

ARO’s are recognized when there is a legal obligation to incur retirement costs associated with the retirement of a long-lived asset and the obligation can be reasonably estimated. The Company has identified legal obligations related to the retirement of gas pipelines. The present value of the initial obligation and subsequent updates are based on discounted cash flows, which include estimates regarding timing of future cash flows, selection of discount rates and cost escalation rates, among other factors. These estimates are subject to change. Actual costs incurred may vary from estimates due to regulatory requirements, changes in technology, and increased labor, materials and equipment costs. ARO charges are recorded to the cost of removal reserve within regulatory liabilities.

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Notes to Abbreviated Financial Statements

Revenue Recognition

The Company recognizes revenue as customers obtain control of promised goods and services in an amount that reflects consideration expected in exchange for those goods or services. Generally, the delivery of natural gas results in the transfer of control to customers at the time the commodity is delivered and the amount of revenue recognized is equal to the amount billed to each customer, including estimated volumes delivered when billings have not yet occurred. See Note 5 for further information.

Loss Contingencies and Environmental Liabilities

Contingent losses are recorded when it is probable a loss has occurred, and the loss can be reasonably estimated. When a range of probable loss exists and no amount within the range is a better estimate than any other amount, the minimum amount in the range is recorded. Unless otherwise required by GAAP, legal fees are expensed as incurred.

In August 2024, a Tennessee trial court issued an adverse legal judgment against PNG in a condemnation case involving BlueRoad Fontanel, LLC. PNG has appealed the decision and, based on its evaluation of the legal merits and consultation with external counsel, does not believe it is probable that a liability has been incurred as of December 31, 2024 and 2023. Accordingly, no accrual has been recorded in the Financial Statements. However, it is reasonably possible that a loss could be incurred if the appeal is unsuccessful. If so, the loss could be material to the Company, with a potential exposure of approximately $13.9 million plus interest. The interest component of the judgement includes pre-judgement interest of approximately $4.7 million calculated through August 2024, and post-judgement interest which continues to accrue though the appeal period at an interest rate of approximately 10.5% per annum. The Company continues to evaluate the recoverability of any potential loss through future regulatory proceedings.

Environmental liabilities are recorded on an undiscounted basis when environmental remediation or other liabilities become probable and can be reasonably estimated.

The reserves for probable and estimable costs related to the various environmental sites were $4.5 million and $4.6 million for the year ended December 31, 2024 and 2023, respectively. These reserves are recorded in Other noncurrent liabilities on the Statements of Assets Acquired and Liabilities Assumed.

Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Certain environmental expenditures receive regulatory accounting treatment and are recorded as regulatory assets. See Note 3 for further information.

Other Current Liabilities

The following table provides a description of amounts included in Current Liabilities that exceed 5% of total Current Liabilities on the Company’s Statements of Assets Acquired and Liabilities Assumed at either December 31, 2024, or 2023.

	December 31,
(in thousands)	2024	2023
Customer deposits	$3,964	$3,903
Other	1,406	598

Total other current liabilities	$5,370	$4,501

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Notes to Abbreviated Financial Statements

New Accounting Standards

No new accounting standards were adopted by the Company in 2024 and 2023.

NOTE 3. REGULATORY MATTERS

The Company records regulatory assets and liabilities that result from the ratemaking process. See Note 2 for further information.

The TPUC has authority over the construction and operation of the Company’s facilities. The underlying concept of utility ratemaking is to set rates at a level that allows the utility to collect revenues equal to its cost of providing service plus a reasonable rate of return on its invested capital, including equity. The Company is also subject to certain federal regulations, including from FERC, Pipeline and Hazardous Materials Safety Administration, and U.S. Environmental Protection Agency.

The Company’s primary cost recovery mechanisms are the Annual Review Mechanism (“ARM”) and Purchased Gas Adjustment. The rate adjustments implemented under the ARM reflect changes in the Company’s jurisdictional operating revenues, cost of service, and rate base. Jurisdictional operating revenues and expenses exclude gains or losses related to gas supply hedging activities, off system sales, other gas supply and capacity secondary marketing activities, and other non-jurisdictional transactions as determined by the TPUC. Annually, the Company files for approval to update base rates and to recover or refund the revenue requirement deficiency or sufficiency of the previous calendar year (the Historical Base Period, or “HBP”).

On September 10, 2025, Piedmont and Spire jointly filed applications with the TPUC and the FERC to facilitate the transfer of Piedmont’s Tennessee utility operations to Spire. The TPUC filing requests approval of the transfer of utility service authority and related authorizations by March 1, 2026. The FERC filing seeks a temporary waiver of certain capacity release regulations to support the efficient transfer of Piedmont’s jurisdictional transportation and storage agreements, consistent with similar waivers granted in past utility transactions.

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Notes to Abbreviated Financial Statements

Regulatory Assets and Liabilities

The following table presents the regulatory assets and liabilities recorded on the Company’s Statements of Assets Acquired and Liabilities Assumed.

	December 31,		Earns/Pays a Return		Recovery/ Refund
(in thousands)	2024	2023			Period Ends
Regulatory Assets
Tennessee ARM	$33,230	$19,782	(a	)	(b	)
Deferral
Pension deferred costs	5,931	7,414			(c	)
Environmental expenses	5,406	5,571			(d	)
ARO	4,209	3,832			(e	)
Other regulatory assets	2,508	2,303	(a	)	(b	)

Total regulatory assets	51,284	38,902

Less: Current portion	16,689	12,523

Total noncurrent regulatory assets	$34,595	$26,379

Regulatory Liabilities
Costs of removal (“COR”) regulatory liability	$126,553	$138,626			(e	)
Net regulatory liability related to income taxes	40,019	42,067			(b	)
Natural gas deferral	3,687	18,859	(a	)	(b	)

Total regulatory liabilities	170,259	199,552

Less: Current portion	4,518	19,771

Total noncurrent regulatory liabilities	$165,741	$179,781

(a)	Certain costs earn/pay a return
(b)	The expected recovery or refund period varies or has not been determined
(c)	Recovery over an 8 year period ending December 31, 2028
(d)	Incremental expenses recovered over a 3 year period
(e)	Recovery over the life of the associated assets

Descriptions of regulatory assets and liabilities summarized in the table above follow.

Tennessee ARM Deferral. Represents amounts to be recovered for HBP true-up and deferred depreciation and carrying costs on the portion of capital expenditures placed in service but not yet reflected in rates.

On October 10, 2022, the TPUC approved PNG’s petition to adopt an ARM as allowed by Tennessee law. Under the ARM, Piedmont will adjust rates annually to achieve its allowed 9.80% Return on Equity (“ROE”).

2023 Tennessee Annual Review Mechanism

On September 11, 2023, the TPUC approved a settlement between Piedmont and the Consumer Advocate Division of the Tennessee Attorney General’s Office, which provided for recovery of the Historic Base Period Reconciliation cost of service of $11 million through rider rates and an increase in PNG’s base rates of $29 million for the Annual Base Rate Reset component of the ARM. These amounts result in a total increase of $40 million with adjusted rates effective October 1, 2023.

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Notes to Abbreviated Financial Statements

2024 Tennessee Annual Review Mechanism

On September 9, 2024, the TPUC approved a settlement between Piedmont and the Consumer Advocate Division of the Tennessee Attorney General’s Office, which provided for recovery of the Historic Base Period Reconciliation cost of service of $15 million through rider rates and an increase in PNG’s base rates of $5 million for the Annual Base Rate Reset component of the ARM. These amounts result in a total increase of $20 million with adjusted rates effective October 1, 2024.

2025 Tennessee Annual Review Mechanism

On September 15, 2025, the TPUC approved a settlement between Piedmont and the Consumer Advocate Division of the Tennessee Attorney General’s Office, which provided for recovery of the Historic Base Period Reconciliation cost of service of $0.04 million through rider rates and an increase in PNG’s base rates of $8.6 million for the Annual Base Rate Reset component of the ARM. These amounts result in a total increase of $8.64 million with adjusted rates effective October 1, 2025.

Pension deferred costs. Represents deferral of pension amounts to meet the Company’s obligation to qualified employees and retirees pursuant to the 2020 TPUC Rate Case Settlement.

Environmental expenses. Represents third-party environmental remediation costs associated with the Nashville Manufactured Gas Plant.

ARO. Represents regulatory assets or liabilities, including deferred depreciation and accretion, related to legal obligations associated with the future retirement of property, plant and equipment.

COR regulatory liability. Represents funds received from customers to cover the future removal of property, plant and equipment from retired or abandoned sites as property is retired.

Net regulatory liability related to income taxes. Amounts for the Company include regulatory liabilities related primarily to the impact of the Tax Cuts and Jobs Act.

Natural gas deferral. Represents net over-recovery of gas purchase costs under the PGA rider.

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Notes to Abbreviated Financial Statements

NOTE 4. PROPERTY, PLANT AND EQUIPMENT

The following table summarizes the property, plant and equipment, of the Company.

	December 31,
(in thousands)	Average Remaining Useful Life (Years)	2024	2023
Land		$65,475	$59,503
Plant – Regulated
Natural gas distribution	62	1,851,753	1,754,622
Other buildings and improvements	55	33,666	29,211
Equipment	17	12,784	11,216
Construction in process		94,402	71,400
Other	28	10,515	9,768

Total property, plant and equipment		2,068,595	1,935,720
Total accumulated depreciation – regulated		(399,131)	(371,213)

Total net property, plant and equipment		$1,669,464	$1,564,507

NOTE 5. REVENUE

The Company recognizes revenue consistent with amounts billed under tariff offerings or at contractually agreed upon rates based on actual physical delivery of natural gas services, including estimated volumes delivered when billings have not yet occurred. As such, the majority of the Company’s revenues have fixed pricing based on the contractual terms of the published tariffs. The variability in expected cash flows of the majority of the Company’s revenue is attributable to the customer’s volumetric demand and the ultimate quantities of natural gas supplied and used during the billing period. The stand-alone selling price of related sales are designed to support recovery of prudently incurred costs and an appropriate return on invested assets and are primarily governed by published tariff rates or contractual agreements approved by relevant regulatory bodies. Certain excise taxes and franchise fees levied by state or local governments are required to be paid even if not collected from the customer. These taxes are recognized on a gross basis as part of revenues. The Company elects to account for all other taxes net of revenues.

Performance obligations are satisfied over time as natural gas is delivered and consumed with billings generally occurring monthly and related payments due within 30 days, depending on regulatory requirements. In no event does the timing between payment and delivery of the goods and services exceed one year. Using this output method for revenue recognition provides a faithful depiction of the transfer of natural gas services as customers obtain control of the commodity and benefit from its use at delivery. Additionally, the Company has an enforceable right to consideration for natural gas delivered at any discrete point in time and will recognize revenue at an amount that reflects the consideration to which the Company is entitled for the natural gas delivered.

As described above, the majority of the Company’s tariff revenues are at will and, as such, related contracts with customers have an expected duration of one year or less and will not have future performance obligations for disclosure. Additionally, other long-term revenue streams, generally provide services that are part of a single performance obligation, the delivery of natural gas. As such, other than material fixed consideration under long-term contracts, related disclosures for future performance obligations are also not applicable.

Weather normalization adjusts revenues either up or down depending on how much warmer or colder than normal a given month has been. Weather normalization adjustments occur from October through April.

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Notes to Abbreviated Financial Statements

Gas Utilities and Infrastructure

The Company earns its revenue through retail natural gas services through transportation, distribution and sale of natural gas. The Company generally provides retail natural gas service customers with all natural gas load requirements. Additionally, while natural gas can be stored, substantially all-natural gas provided by the Company is consumed by customers simultaneously with receipt of delivery.

Retail natural gas service is marketed throughout the Company’s natural gas service territory using published tariff rates. The tariff rates are established by regulators in the Company’s service territories. Each tariff, which is assigned to customers based on customer class, has multiple components, such as commodity charge, demand charge, customer or monthly charge and transportation costs. The Company considers each of these components to be aggregated into a single performance obligation for providing natural gas service. For contracts where the Company provides all of the customer’s natural gas needs, the delivery of natural gas is considered a single performance obligation satisfied over time, and revenue is recognized monthly based on billings and unbilled estimates as service is provided and the commodity is consumed over the billing period. Additionally, natural gas service is typically at will and customers can cancel service at any time, without a substantive penalty. The Company also adheres to applicable regulatory requirements to ensure the collectability of amounts billed and receivable and appropriate mitigating procedures are followed when necessary.

Disaggregated Revenues

Revenue by customer class is most meaningful to the Company as each respective customer class collectively represents unique customer expectations of service, generally has different energy and demand requirements, and operates under tailored, regulatory approved pricing structures. Additionally, each customer class is impacted differently by weather and a variety of economic factors including the level of population growth, economic investment, employment levels, and regulatory activities. As such, analyzing revenues disaggregated by customer class allows the Company to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Disaggregated revenues are presented as follows:

	Year ended December 31,
(in thousands)	2024	2023
Residential	$166,433	$158,805
Commercial	96,029	93,560
Industrial	21,018	16,582
Other revenues	5,710	5,561

Total revenue from contracts with customers	$289,190	$274,508

Trade and other receivables are evaluated based on an estimate of the risk of loss over the life of the receivable and current and historical conditions using supportable assumptions. Management evaluates the risk of loss for trade and other receivables by comparing the historical write-off amounts to total revenue over a specified period. Historical loss rates are adjusted due to the impact of current conditions, as well as forecasted conditions over a reasonable time period. The calculated write-off rate can be applied to the receivable balance for which an established reserve does not already exist. Management reviews the assumptions and risk of loss periodically for trade and other receivables.

Tennessee Piedmont Natural Gas Business of Duke Energy Corporation

Notes to Abbreviated Financial Statements

NOTE 6. Related Party

The Company engages in related party transactions in accordance with the applicable state and federal commission regulations. Transactions with related parties included in the Statements of Revenues and Direct Expenses are presented in the following table.

	Year ended December 31,
(in thousands)	2024	2023
Corporate governance and shared service expenses(a)	$34,585	$32,170
Indemnification coverages(b)	714	651
Rent charges(c)	1,908	1,491

(a) The Company is charged their proportionate share of corporate governance and other shared services costs, primarily related to shared support functions, office supplies, rent, as well as other third-party costs. These amounts are recorded in Operation, maintenance and other on the Statements of Revenues and Direct Expenses.

(b) The Company incurs expenses related to certain indemnification coverages through Bison, the Parent’s wholly owned captive insurance subsidiary. These expenses are recorded in Operation, maintenance and other on the Statements of Revenues and Direct Expenses.

(c) The company is charged rent for their usage of shared office space. These expenses are recorded in Operation, maintenance and other on the Statements of Revenues and Direct Expenses.

NOTE 7. Other Income

The components of Other income, net on the Statements of Revenues and Direct Expenses are as follows.

	Year ended December 31,
(in thousands)	2024	2023
AFUDC equity	(1,072)	$(3,058)
Nonoperating expense, other	951	22

Other income, net	$(121)	$(3,036)

NOTE 8. Subsequent Events

Subsequent events have been evaluated through October 17, 2025, the date the Financial Statements were available for issuance.

For information on subsequent events related to regulatory matters, see Note 3.